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                                                                     EXHIBIT 5.1

                    [Letterhead of IDX Systems Corporation]


                                                                LEGAL DEPARTMENT
                                                       Telecopier (802) 862-6351

                                 June 3, 1997

IDX Systems Corporation
P.O. Box 1070
1400 Shelburne Road
South Burlington, Vermont 05402-1070

Attention: Jack A. Kane, Chief Financial Officer

Dear Mr. Kane:

        This opinion is furnished to you in connection with a Registration Statement on Form S-4 (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, for the registration of up to an aggregate of 5,600,000 shares of Common Stock (the "Common Stock"), $.01 par value per share of IDX Systems Corporation (the "Company").

        I have acted as counsel for the Company in connection with the issuance of the shares of Common Stock pursuant to an Agreement and Plan of Merger (the "Merger Agreement") dated as of March 25, 1997, among the Company, Penguin Acquisition Corporation (the "Sub") and PHAMIS, Inc. I have examined and relied upon the originals or copies of the signed Registration Statement and exhibits thereto, the Merger Agreement, minutes of meetings of the stockholders and board of directors of the Company and the Sub, as amended and/or restated, stock record books of the Company and the Sub, copies of the bylaws of the Company and the Sub as amended and/or restated, copies of the Articles of Incorporation of the Company and the Sub, as amended and/or restated, and such other documents as I have deemed material to my opinion set forth below. In my examination of documents in connection with this opinion. I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of documents submitted to me as originals and the conformity to original documents of all documents submitted to me as copies.

        Based upon the foregoing, I am of the opinion that the shares of Common Stock to be issued pursuant to the Merger Agreement are duly authorized and, when issued in accordance with the terms of the Merger Agreement, will be legally issued, fully paid and nonassessable.

        I advised you that I am a member of the Bar of Vermont and that accordingly. I express no opinion on the laws of any jurisdiction other than Vermont.

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IDX Systems Corporation
June 3, 1997
Page 2


        I hereby consent to the filing of this opinion as part of the Registration Statement and to the use of my name therein and in the related Joint Proxy Statement/Prospectus under the caption "Legal Matters."

        This opinion is to be used only in connection with the issuance of Common Stock while the Registration Statement is in effect.

                                        Very truly yours,

                                        /s/ Robert W. Baker

                                        Robert W. Baker, Jr.
                                        Vice President and General Counsel

RWB/mps